Exhibit 6.1

TERMINATION AGREEMENT AMENDMENT No. 1

THIS TERMINATION AGREEMENT (“Agreement”), dated June 4th, 2021 (the “Effective Date”) is made and entered into by and among (i) Elegance Brands, Inc., a Delaware corporation (“Elegance”), (ii) Australian Boutique Spirits Pty Ltd., an Australian private company, no. 625 701 420 (the “Company” or ‘ABS”) and (iii) Amit Raj Beri, an individual (the “Seller” or the “ABS Shareholder”) Elegance, the Company and the Seller are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is the sole shareholder of the Company, owning 600 ordinary shares of the Company representing 100% of the issued and outstanding equity interests in the Company (the “Company Shares”);

WHEREAS, the Parties entered into a share purchase agreement dated as of December 3, 2019, as amended and restated on April 8, 2020, and as further amended by Amendment No. 1 dated May 19, 2020, as further amended by Amendment No. 2 dated July 27, 2020 and as further amended by Amendment No. 3 dated December 10, 2020 (collectively, the “Prior Share Purchase Agreements”);

WHEREAS, as of July 31, 2020, the Company has entered into a manufacturing supply and license agreement Elegance (the “Manufacturing Agreement”), pursuant to which, inter alia, the Company has agreed to supply to Elegance its requirements of alcohol products and spirits defined as “Covered Products” in the Manufacturing Agreement for sale and distribution by Elegance throughout the world, subject to certain limited exceptions;

WHEREAS, as of December 31, 2020, the Company and Elegance entered into a management, supply and license agreement (the “BevMart Agreement”) pursuant to which, inter alia, ABS is managing for Elegance the production, sale and distribution of online sales in Australia on the “BevMart.com.au” website of certain beverages defined as the “BevMart Brands”;

WHEREAS, pursuant to the Prior Share Purchase Agreements, Elegance paid to the Seller a deposit of $1,712,500 less the sum of $250,000 returned by the Seller to Elegance against the purchase price for the Company Shares (the “Deposit”);

WHEREAS, in view of the current business arrangements between Elegance and ABS, as reflected in the Manufacturing Agreement and the BevMart Agreement, , the Board of Directors of Elegance has determined that it would not be in the best interests of Elegance to purchase the Company Shares and have elected pursuant to this Agreement to terminate all of the transactions contemplated by the Prior Share Purchase Agreements.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1

TERMINATION OF PRIOR SHARE PURCHASE AGREEMENT

By their execution of this Agreement, as of the Effective Date, each of the Parties do hereby agree to terminate in all respects the Prior Share Purchase Agreements, which Prior Share Purchase Agreements shall be deemed to be terminated and null and void, ab initio, as at the Effective Date of this Agreement.

SECTION 2

TREATMENT OF DEPOSIT

The Parties hereto acknowledge that the Prior Share Purchase Agreements contemplated that in the event that for any reason the acquisition of ABS contemplated by the Prior Share Purchase Agreements was not consummated, the Seller would be obligated to refund to Elegance the full amount of the Deposit. In furtherance of the foregoing, the Parties hereto do hereby agree as follows:

2.1 The Seller hereby commits to return the $1,462,500 balance of the Deposit to Elegance in the manner provided in this Section 2.1 (the “Deposit Repayment”). Elegance hereby agrees to treat the amount of the $1,462,500 Deposit as a potential of up-to $1,462,500 advance and repayment commitment by the Seller through ABS by discounts on anticipated Purchase Orders it may provide to ABS in connection with Elegance’s purchases of Covered Products in 2021. As Purchase Orders are issued to ABS by Elegance under this Agreement, the Purchase Orders must be accepted by ABS and any Deposit Repayment amount must be approved by the Seller. Subject to such acceptance by ABS and approval by the Seller, at the time ABS issues an invoice to Elegance, twenty-five percent (25%) of the applicable Prices for the Covered Products as set forth in each Elegance Purchase Order and ABS invoice shall be deemed to be a credit granted to Elegance in respect of such purchases of Covered Products (the “Earned Credit”) and such Earned Credit shall reduce by a corresponding dollar amount the Deposit Amount. By their execution of this Agreement, ABS and the Seller each agree to treat the Deposit paid to the ABS Shareholder under the Prior Share Purchase Agreement as a prepayment and Earned Credit against Elegance’s purchases of Covered Products in 2021. For example, if Elegance purchases from ABS $800,000 of Covered Products, the $1,462,500 balance of the Deposit shall be deemed to have been reduced by $200,000, which shall be the repayment amount applicable to such invoice.

2.2 Notwithstanding anything to the contrary express or implied, contained in the Prior Share Purchase Agreement and in Section 2.1 above, in the event that the remaining Deposit balance of $1,462,500 is not repaid via Covered Products discounts as set out in Section 2.1by the close of business (Pacific time) on December 31, 2021, the Seller shall immediately pay to Elegance in cash by wire transfer of immediately available funds, the difference between (a) $1,462,500 less any further amounts returned to Elegance by the Seller, and (b) the total amount of Earned Credits received by Elegance in 2021.

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SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY

In connection with this, the Seller and the Company jointly and severally represent and warrant to Elegance as follows:

3.1 Authorization. The Seller and Company have all necessary power and authority to execute, deliver and perform their respective obligations under this Agreement and any and all agreements, instruments and documents contemplated hereby, and this Agreement constitutes a valid and binding obligation of the Seller and Company.

3.2 No Conflict. The execution and delivery of this Agreement will not result in a violation or breach by the Seller or the Company of, or constitute a default by the Seller or the Company under, any agreement, instrument, law, decree, judgment or order to which the Seller or the Company is a party or by which the Seller or Company may be bound.

3.3 Manufacturing Agreement and BevMart Agreement. Each of the Manufacturing Agreement and BevMart Agreement remain in full force and effect and no default or event that, with the passage of time or the giving of notice would constitute a default has occurred.

3.4 No Consents. No governmental, administrative or other third-party consents or approvals are required by or with respect to Seller or Company in connection with the execution and delivery of this Agreement.

3.5 No Legal Proceedings/ Compliance with Law. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Seller or Company, threatened against or by the Company that challenge or seek to prevent, enjoin or otherwise delay the execution and delivery of this Agreement. The Company is in compliance with all regulations or applicable law relating to the Company Shares and Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such regulations or applicable law.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1 Good Standing. Elegance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. Elegance has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and any and all agreements, instruments and documents contemplated hereby and to sell and deliver the Company Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of Elegance.

4.3 No Conflict. Except for the Rescission offer and as disclosed in the Rescission Offer Registration Statement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Elegance of, or constitute a default by Elegance under, any agreement, instrument, law, decree, judgment or order to which Elegance is a party or by which Elegance may be bound.

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4.4 No Legal Proceedings. Except for the Rescission offer and as disclosed in the Rescission Offer Registration Statement, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Elegance, threatened against or by Elegance that challenge or seek to prevent, enjoin or otherwise delay the execution and delivery of this Agreement.

SECTION 5

SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any of the Company Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 6

GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable choice-of-law provisions. Each party consents, and waives any objection to, the jurisdiction of and venue in any state or federal court in the State of Delaware. To the extent permitted by law, each party irrevocably and unconditionally waives its right to (a) a jury trial in any court action arising under or otherwise related to this Agreement and (b) proceed, and/or to seek to transfer or remove any claim, dispute, action or proceeding to any other jurisdiction or venue or to be otherwise resolved. Each party certifies that it (a) has considered and understands the implications of this waiver and (b) makes this waiver voluntarily.

SECTION 7

ENTIRE AGREEMENT

This Agreement contains the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof, except as expressly referred to herein.

SECTION 8

AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Elegance, the Company and the Seller.

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SECTION 9

SURVIVAL

The representations and warranties and herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

SECTION 10

SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 11

NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 12).

SECTION 12

COUNTERPARTS

This Agreement may be executed and delivered by facsimile and PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the Parties has executed this Termination Agreement as of the Effective Date.

ELEGANCE:

Elegance Brands, Inc.

By:	/s/ Datesh Kshatriya
Name:	Datesh Kshatriya
Title:	Chief Financial Officer
Address:

SELLER:

/s/ Amit Raj Beri
Amit Raj Beri

Address:	809 Huntley Drive
West Hollywood, CA 90069

COMPANY:

Australian Boutique Spirits Pty Ltd

/s/ Sahil Beri
Name:	Sahil Beri
Title:	Director
Address:	1 Doris Hirst Pl, West Pennant Hills, Sydney, Australia 2125

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